Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO Tina Castillo, CFO 817-735-8793

FOR IMMEDIATE RELEASE		DRG&L Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING SIGNS

MULTI-YEAR CONTRACTS FOR TWO NEW RIGS

FORT WORTH, TX – July 6, 2011 – Union Drilling, Inc. (NASDAQ: UDRL) has entered into contracts to purchase two new drilling rigs based upon executed three-year contracts with a long-standing customer. The 1,500 horsepower AC electric drilling rigs, designed for pad drilling and efficient rig moves, have an aggregate cost of approximately $35 million. Upon completion, which is expected in the first quarter of 2012, the rigs will be deployed to Arkansas for work in the Fayetteville Shale.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “This type of investment is exactly what we had in mind when we entered into an expanded revolving credit facility earlier this year. These two new rigs represent an excellent opportunity to generate attractive returns for our shareholders while expanding our relationship with a key customer.”

Since January 2011, the Company has added two 1,000 horsepower rigs to its fleet and two more 1,000 horsepower rigs are expected to be completed for operations in the Marcellus Shale by the end of 2011.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

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